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                                                                    Exhibit 99.2

                           [TRUE VALUE COMPANY LOGO]


For Immediate Release                             For more information, contact:
February 25, 2005                                 True Value Media Relations
                                                  (312) 240-2882




                TRUE VALUE TO STREAMLINE MANUFACTURING FACILITIES
          Chicago paint manufacturing facility to close November 2005,
                     Cary, IL facility to absorb operations


Chicago, February 25 - True Value Company announced today that it will close its Chicago paint manufacturing facility in November 2005. The move will mean greater operational efficiencies for the cooperative.

"Streamlining our manufacturing operations puts the co-op in a stronger position and fits with our strategic growth plan, helping us to remain competitive," said Tom Hanemann, CEO. "These decisions, regrettably, affect 30 employees and we are working to ensure a smooth transition for them."

Operations at the under utilized plant have steadily declined over the last few years while property values in the area have greatly increased. True Value plans to sell the facility, located at 823 W. Blackhawk Street, which encompasses a city block near the intersection of North and Clybourn.

Chicago paint manufacturing operations will be absorbed by the Cary, Illinois facility. Blackhawk employees will begin a phased exit starting in August 2005.

True Value is working closely with employees throughout the transition process. The move comes as True Value continues to implement its strategic growth plan, increasing efficiencies, strengthening wholesale excellence and introducing new programs.


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True Value Company, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with $2 billion in annual revenue. The cooperative includes approximately 6,100 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace, Induserve Supply and Commercial Sales. Additional information on True Value Company and its retail identities is available at www.truevaluecompany.com.


  World Headquarters o 8600 W. Bryn Mawr Ave. o Chicago, Illinois 60631-3505 o
                                  773.695.5000